Exhibit (e)(ii)

FIRST AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of the 25th day of June, 2014 (the “First Amendment”), to the Distribution Agreement dated as of August 29, 2013 (the “Agreement”), is entered into by and between ENTREPRENEURSHARES SERIES TRUST, a Delaware Statutory Trust (the “Trust”), and RAFFERTY CAPITAL MARKETS, LLC, a corporation organized and existing under the laws of the State of New York (“RCM”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to reflect the addition of the Entrepreneur US Large Cap Fund to Schedule A, whereby the Trust appoints RCM as its agent to be principal underwriter of the Trust with respect to the specified series; and

WHEREAS, Section 12 of the Agreement allows for its amendment by the mutual consent of the parties and the approval of the Board of Trustees; and

WHEREAS, this amendment has been approved by the Board of Trustees.

NOW, THEREFORE, the Trust and the Advisor agree as follows:

The following series of the Trust will be added to Schedule A: Entrepreneur US Large Cap Fund.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

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[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

RAFFERTY CAPITAL MARKETS, LLC

By:     /s/Thomas Mulrooney

Thomas A. Mulrooney, President

ENTREPRENEURSHARES SERIES TRUST

By:    /s/Joel Shulman

Joel Shulman, President